Exhibit 99.1

News Release For Immediate Release

Catasys Announces Launch of Enrollment with National Health Insurer

●	Fourth National Health Plan to Launch OnTrak
●	OnTrak-Ci Will Cover Eligible Medicare Advantage Population in Tennessee

Los Angeles, CA – February 21, 2018 – Catasys, Inc. (NASDAQ: CATS), a leading AI and technology-enabled healthcare company, announced today that it has commenced enrollment for the OnTrak-Ci program under the previously announced contract with a top 10 health insurer. The program is starting with eligible Medicare Advantage members in Tennessee who suffer from anxiety, depression and substance use disorders, and represents the second national plan that has partnered with Catasys in the state of Tennessee. Enrollment is expected to ramp throughout 2018.

Medicare populations tend to have a relatively higher need for behavioral healthcare and more often experience both chronic behavioral and medical disease. Nearly one in five older adults have one or more substance use or behavioral health conditions. Furthermore, fewer than 40 percent of older adults will receive treatment for their behavioral health conditions; of these adults, fewer than 15 percent receive minimally adequate care. Catasys addresses this population with its integrated, 52-week OnTrak program that treats the member’s whole health, both the chronic behavioral and medical disease.

Rick Anderson, President and Chief Operating Officer of Catasys, stated, “We are pleased to partner with this plan to serve Medicare Advantage members in Tennessee with our OnTrak-Ci program. We look forward to bringing our advanced proprietary solutions for identifying, engaging and treating behavioral health conditions to more members through this partnership. This represents the fourth national plan to launch OnTrak, and we expect to launch with additional major health insurers in the first half of 2018.”

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human intervention, to deliver improved member health and cost savings to health plans through integrated technology enabled treatment solutions. It is our mission to provide access to affordable and effective care, thereby improving health and reducing cost of care for people who suffer from the medical consequences of behavioral health conditions; helping these people and their families achieve and maintain better lives.

Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions. Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance matched with data driven motivational and consumer engagement technologies.

OnTrak integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient solution. The program is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is available to members of several leading health plans in Connecticut, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Catasys, Inc.
Laura Robinette, 310-444-4346